                                                                   EXHIBIT 10.33

                        AGREEMENT FOR MANAGEMENT SERVICES

         THIS AGREEMENT FOR MANAGEMENT SERVICES (this "Agreement") is dated July 13, 2004, but effective as of August 1, 2004 (such latter date being the "Effective Date"), by and between CYPRESS SENIOR MANAGEMENT SERVICES LIMITED PARTNERSHIP, a Delaware limited partnership, with its principal business address at 1717 St. James Place, Suite 220, Houston, Texas 77056 (hereinafter referred to as "Cypress"), and BROOKDALE CYPRESS MANAGEMENT, LLC, a Delaware limited liability company with its principal business address at c/o Brookdale Living Communities, Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, or a subsidiary as designated by Manager and approved by Cypress in its reasonable discretion (hereinafter collectively referred to as "Manager").

                                    RECITALS:

         Each of the entities identified on Exhibit A attached hereto (each an "Owner" and collectively the "Owners") owns an independent senior living community facility or facilities designed to meet the needs of senior citizens, including such amenities as food service, social activities and transportation services, also being identified on Exhibit A attached hereto (each a "Facility" and collectively the "Facilities").

         Each Owner has engaged Cypress to provide certain property management services for its Facility pursuant to a property management agreement by and between such Owner and Cypress (as each of the same may be amended from time to time, collectively, the "Master Agreement").

         Under the terms of the Master Agreement, Cypress has the right to subcontract out a portion of such services. Cypress hereby represents and warrants that the services that Cypress has subcontracted to Manager hereunder do not create a default, or conflict with, the Master Agreement.

         Manager is a manager of independent and assisted living facilities for the elderly and has expertise and experience in marketing, management and operation of such facilities and related services for the elderly and has the personnel fully trained and experienced to duly and timely perform the responsibilities and obligations hereunder.

         Cypress desires to contract with Manager to provide certain services for the Facilities and Manager is willing to provide such services on the terms and conditions and for and in consideration of the mutual covenants and promises stated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto.

                                   AGREEMENTS:

                                    ARTICLE I
                    Appointment of Management Agent and Term

         1.1 Appointment of Management Agent.

                  (a) Cypress hereby appoints Manager as manager of the Facilities with the responsibilities and upon the terms and conditions set forth herein, and Manager by its execution hereof hereby accepts said appointment.

                  (b) Cypress is and shall continue to be the governing body of the Facilities and shall be responsible for the development of general policies with respect to the Facilities. Accordingly, Manager and Cypress agree that Cypress shall establish, in its reasonable discretion after consultation with Manager, policies, programs and directives from time to time to be carried out by Manager under this Agreement; provided however, in the event of any conflict between this Agreement and such policies, programs and directives established after the date of this Agreement, this Agreement shall govern.

         1.2 No Partnerships. Nothing in this Agreement shall be construed as creating a partnership, joint venture or employment arrangement by and between Cypress and Manager, the parties hereunder acting as separate and independent contractors.

         1.3 Independent Contractor Status. The parties to this Agreement agree that Manager has no status under this Agreement other than as independent contractor to Cypress. Employees or agents of Manager are not by this Agreement or any actions of Cypress or Manager hereunder made employees of Cypress, and are not entitled to the benefits provided by Cypress to its employees, including, but not limited to, group insurance, leave and pension plan.

         1.4 Term. This Agreement shall expire, unless renewed under Section 1.5 or sooner terminated pursuant to Article X, on the last day of the thirty-sixth
(36th) full calendar month following the execution hereof.

         1.5 Renewals. This Agreement may be renewed for three (3) successive periods of twelve (12) months each, if Cypress notifies Manager not less than sixty (60) days prior to the expiration of the initial term of this Agreement, or sixty (60) days prior to the expiration of any renewal term, of its election to renew as authorized under this Section 1.5. In the event of such renewal, Manager shall be entitled to compensation during such renewal period as set forth in Article VIII. All other provisions of this Agreement shall remain in full force and effect during any such renewal period, unless the parties hereto shall agree to any modification of, or addition to, this Agreement.

                                   ARTICLE II
                                   Definitions

         2.1 Definitions. The following terms shall have the following meanings when used in this Agreement:

                  (a) "Annualized NOI" shall mean the NOI for the twelve (12) full calendar months immediately preceding the date in question.

                  (b) "Approved Budget" shall mean the approved combined Budget for the Facilities as defined and set forth in Article IV.

                  (c) "Facility Expense" shall mean an expense directly related to the operating costs and staffing of a Facility, which expenses and payment of expenses shall be made directly by Manager from the Operating Account and shall not include Manager's affiliates' general corporate overhead.

                  (d) "Fiscal Year" means January 1 through December 31 unless another twelve (12) month period is established by Cypress.

                  (e) "Incentive Fee" shall mean the fee provided for in Section
8.2 hereof.

                  (f) "Management Fee" shall mean the fee provided for in
Section 8.1 hereof.

                  (g) "Mortgage" shall mean any mortgage, deed of trust, regulatory agreement or other instrument securing the interest of a Mortgagee in a Facility.

                  (h) "Mortgagee" shall mean any public or private lending institution, agency or other entity that has lent money to Owner and holds a mortgage secured against all or part of a Facility.

                  (i) "NOI" shall mean for any period, the positive or negative dollar amount of (i) Operating Income for such period less (ii) Operating Expenses (less real property taxes) for such period.

                  (j) "Operating Account" shall mean, collectively, the combined accounts for payroll and accounts payable for the Facilities established by Manager in the name of Manager and Cypress at LaSalle Bank National Association, which account shall be segregated from all other accounts maintained by Manager with signature authority for Cypress and Manager.

                  (k) "Operating Expenses" shall mean for any period the actual, total costs and expenses incurred by Owner in owning and operating the Facilities for such period, including without limitation, employee salaries, wages and benefits, management fees and deposit forfeitures and expenses, marketing expenses, repairs and maintenance expenses, costs of utilities, real and personal property taxes, insurance, and reserves for capital replacements, but excluding interest and debt service for any applicable loan and depreciation and amortization (except as provided below). Operating Expenses do not include Owner's or Manager's affiliates' general corporate overhead. In determining Operating Expenses, the following adjustments shall be taken into account:

                           (i) Reserves for capital replacement shall be fixed and evenly amortized (month by month) at an annual amount of $300 per unit.

                           (ii) Real estate and property taxes shall be the greater of (1) the actual amount of such taxes if tax statements are available, or (2) an amount reasonably estimated by an independent tax consultant selected by Cypress; and in either case, adjusted for fully assessed and fully improved Facilities, and evenly amortized over the period for which they are assessed.

                           (iii) Insurance costs shall be those actually incurred to insure a Facility on a fully improved and operational basis and evenly amortized over the period covered by such insurance.

                           (iv) Property management fees shall be the actual fees but not greater than four percent (4%) or less than three percent (3%) of Operating Income for such period.

                  (l) "Operating Income" shall mean for any period the total rent actually received by Cypress and paid by tenants of the Facilities under Qualifying Tenant Leases of during such period including cancellation fees and deposit forfeitures paid by tenants during such period but excluding advance or delinquent rents applicable to subsequent or prior periods, together with typical incidental income items for similar projects. Operating Income does not include security deposits (other than deposit forfeitures), any insurance (other than loss of rent insurance), condemnation, or other type of proceeds. Rental concessions shall be evenly allocated over the entire scheduled term of the applicable tenant lease.

                  (m) "Owner's Capital" shall mean the aggregate of the funds of the Owners actually expended for the direct costs of acquiring real property, constructing and equipping the buildings and other improvements on real property, leasing of the tenant spaces in the Facilities and operating, financing and selling the Facilities.

                  (n) "Qualifying Tenant Leases" shall mean leases for residential apartment units in a Facility, and for space for service providers typically leasing space in similarly-situated high quality senior living facilities in the geographic area in which each particular Facility is located, for initial terms of not less than six (6) months evidenced by written agreements on the standard lease form approved by Cypress and consistent with the written leasing guidelines in effect from time to time which govern the leasing policies of Manager. The leasing guidelines shall be consistent with local practice and market rates for similar properties. At its reasonable discretion, Manager may increase rental rates without the prior approval of Owner. Manager will provide Cypress with written notice at least seven (7) days prior to increasing such rental rates. Cypress and Manager agree that at times it may be necessary to offer concessions to remain competitive, to generate traffic or to improve closing ratios, including the form of rent reductions ("Rent Concessions"), promotional item giveaways or permanent improvements to an apartment such as wallpaper, a mirrored wall, replacement of carpeting, etc. ("Promotional Concessions" or "Tool Box Concessions") (collectively, Rent Concessions, Promotional Concessions and Tool Box Concessions are referred to as "Concessions"). If market conditions dictate, as determined by Manager in its reasonable discretion, Manager may offer Concessions to new tenants, as well as renewal tenants. Concessions which exceed one month's rent and ancillary fees will require Cypress' approval.

                  (o) "Revenues" shall mean gross revenues generated by the operation of Facilities including but not limited to rents, service fees and vending fees payable monthly, but specifically excluding:

                           (i) Fees collected by Manager, which were earned by retained consultants to the Facilities (but payments made by outside vendors as consideration for the right to provide services on a recurring basis as a convenience to the residents or the Facilities shall be included as Revenues).

                           (ii) Interest earned on any bank account into which is deposited any income or escrow payments derived from the ownership or operation of the Facilities, and interest earned in the management of surplus cash generated by the Facilities.

                           (iii) Insurance reimbursement funds.

                           (iv) Any payments received as security deposits until such funds are applied to rent.

                           (v) Prepaid rents.

                           (vi) Real estate tax refunds.

                           (vii) Proceeds from casualty losses.

                           (viii) Amortized tenant work over the approved allowance.

                           (ix) Any condemnation, insurance, warranty or indemnity claim proceeds.

                           (x) Any proceeds from awards, settlements or other disposition of lawsuits or legal proceedings except to the extent of net amounts after all costs and expenses, including legal costs, in obtaining such proceeds.

                           (xi) Proceeds of any sale or financing of any Facility.

                           (xii) Any other extraordinary receipts or revenues arising outside the ordinary course of business of the Facilities.

                  (p) "Sale Event" shall mean any sale, transfer or conveyance of a Facility by Owner to an unaffiliated third party purchaser.

                  (q) "Sales Proceeds" shall mean the gross proceeds, after deducting customary closing costs such as title insurance, survey costs, escrow and recording fees and documentary stamps, from the Sales Event of a Facility or Facilities (the "Sales Proceeds").

                  (r) "Secured Debt" shall mean the total amount of any debt of Owner owed to any unaffiliated third party, which debt is secured by a lien on the real property upon which a Facility is located.

                  (s) "State", with respect to a Facility, shall mean the State where the Facility is located, and any of its regulatory agencies having overview authority or other authority over such Facility, unless otherwise specifically indicated elsewhere herein.

                                   ARTICLE III
                                Scope of Services

         3.1 Standard of Quality. Manager shall consistently devote its commercially reasonable efforts consistent with professional management of similarly-situated, high-quality senior living facilities to manage, operate, secure and maintain the Facilities and perform its duties hereunder in a reasonable, diligent, and careful manner. The services of Manager hereunder are to be of a scope and quality not less than those generally performed by professional property managers of other similarly-situated, high-quality senior living facilities. Manager shall make available to Cypress the full benefit of the judgment, experience, and advice of the members of Manager's organization and staff with respect to the policies to be pursued by Cypress in operating the Facilities, and will perform such services as may be requested by Cypress in operating, maintaining, servicing, and improving the Facilities. Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Cypress and Owner's assets. Notwithstanding the foregoing, Manager does not guarantee that operation of the Facility will be profitable, but Manager shall use its commercially reasonable efforts to operate the Facility in as cost effective and profitable a manner as reasonably possible consistent with similarly-situated, high-quality senior living facilities in the geographic area in which the Facility is located.

         3.2 REIT Matters. Manager acknowledges that the Owners are subject to certain laws, rules and regulations governing a "real estate investment trusts" (a "REIT"). Manager and Cypress agree that they will conduct the affairs and operations of the Facilities in such a manner that the Owners will qualify as a REIT; provided, however, (a) Cypress shall give Manager written notice of the actions necessary for the Owners' qualification and a reasonable time to implement such action, (b) Manager shall not be required to incur any cost or expense not presently provided for herein, and (c) Owner shall indemnify and hold Manager harmless from and against any costs, liability or damages arising out of any violation of subsection (a) hereinabove. In the event that the requirements applicable to the Owners for qualification as a REIT under existing laws, rules and regulations or by reason of amendments thereto, issuance of new laws, rules or regulations, or interpretations of existing or new laws, rules or regulations by any governmental authority requires the Owners and Cypress to modify the Master Agreement and Cypress and Manager to modify this Agreement, Manager, upon notification thereof by Cypress, shall modify this Agreement to incorporate any revisions necessary in order to allow the Owners to continue to qualify as a REIT; provided, however, that if the applicable requirements of such modifications would have a material adverse economic effect on the consideration due Manager under this Agreement, adjustments shall be made in the consideration due Manager hereunder in order to equalize such adverse economic effect.

         3.3 Ongoing Management Services.

                  (a) Manager agrees to use commercially reasonable efforts to prevent the use of the Facilities for any purpose that might void any policy of insurance held by Owner or Cypress, that might render any loss insured thereunder uncollectible or that would be in violation of any governmental restriction or the provisions of any tenant lease. Manager shall at all times supervise the compliance by Cypress with each and all of Cypress and Owner's obligations under each and all of the warranties, guaranties, and service contracts and agreements relating in any way to the Facilities, including, without limitation, such warranties, guaranties, and service contracts and agreements relating to the building systems, any construction, and the personal property located at the Facilities. Manager shall use its commercially reasonable efforts to enforce the terms and conditions of the tenant leases, including, but not limited to, periodic maintenance of all building systems, including individual tenant's heating, ventilation and air-conditioning systems except to the extent required to be maintained by tenants. Manager shall be expected to perform such other acts and deeds as are reasonably necessary and proper in the discharge of its duties under this Agreement.

                  (b) Manager shall establish, in the name of Manager and Cypress, a deposit account (the "Deposit Account") and the Operating Account, and Manager shall deposit in the Deposit Account all moneys paid or furnished by Cypress or Owner to Manager pursuant to the terms hereof as operating capital or for other authorized costs and expenses, and all rentals, fees, charges and other amounts hereafter received by Manager, for and on behalf of Cypress and/or Owner, in connection with the management, rental and operation of the Facilities. Manager shall make disbursements from the Operating Account on behalf of Owner in such amounts as are required in connection with the day-to-day management and operation of the Property; provided, however, Manager shall ensure that all such disbursements shall be made strictly in accordance with the Approved Budget, unless Owner shall agree otherwise. All costs relating to the Deposit Account and the Operating Account shall be for the account and at the expense of Owner and/or Cypress, whether invoices for such costs are received during the term of this Agreement or at anytime thereafter. All funds in the Deposit Account and the Operating Account shall be Owner's property and shall not be commingled with funds of Manager. All funds received by Manager from the Facilities must be deposited into the Deposit Account as soon as possible, but no later than the second (2nd) business day following receipt. Notwithstanding anything to the contrary set forth herein, if the funds in the Operating Account are insufficient to make the disbursements required to be made from the Operating Account according to the terms hereof, or if the Operating Account has been closed pursuant to the terms hereof after the termination of this Agreement, Cypress shall, within five (5) days after being notified by Manager of the existence and amount of the deficiency in the Operating Account or having been otherwise informed of the necessary disbursement after the closing of the Operating Account pursuant to the terms hereof, deposit such amount in the Deposit Account or the Operating Account, as appropriate, or, if the Deposit Account or Operating Account is closed, otherwise pay the disbursement or reimburse Manager therefor.

                  (c) From the funds in the Operating Account, the Manager will make the following disbursements promptly when payable:

                            (i) Reimbursement to the Manager for compensation paid by Manager to the personnel employed by Manager pursuant to Section 3.4(a), and for the taxes and assessments paid by Manager to local, state and federal governments in connection with the employment of such personnel.

                           (ii) All sums otherwise due and payable by the Owner and/or Cypress as expenses of the Facility authorized to be incurred and advanced by the Manager under the terms of this Agreement, including amounts payable to the Manager pursuant to Section 8 and any sums advanced by Manager for the account of Owner and/or Cypress.

                            (iii) Except for the disbursements mentioned herein, funds will be disbursed or transferred from said bank accounts only as Cypress may from time to time direct in writing.

                  (d) In order to achieve certain "economies of scale", Manager shall incorporate all cash management, accounting and financial reporting at the Facility into Manager's centralized accounting system, provided such centralized accounting does not increase the overall cost of financial reporting at the Facilities. Any costs associated with the internalization of this reporting system shall be deemed an Operating Expense and shall be paid to Manager out of the Operating Account, except to the extent that such costs are in excess of the overall cost of financial reporting at the Facilities prior to the date of this Agreement.

                  (e) Cypress and Manager acknowledge and agree that the efficient operation of the Facilities require that Manager have ready access to the funds required therefor. Accordingly, unless otherwise agreed by Cypress and Manager, Cypress agrees not to withdraw any funds from the Deposit Account below the amount appropriate reserves (hereinafter defined) with respect thereto as set forth in the most recently Approved Budget. Notwithstanding anything to the contrary contained herein, Cypress agrees that the level of "appropriate reserves" in the Deposit Account shall at all times hereunder and for sixty (60) days after the termination of this Agreement be a mutually agreed upon amount based on cash flow projections developed by Manager and delivered to Cypress within sixty (60) days after the Effective Date.

                  (f) Manager shall make or cause to be made all necessary repairs to each Facility, to purchase all necessary supplies and materials, and to do all other things necessary to maintain each Facility in a clean, safe and orderly condition in conformance with the Approved Budget for such Facility, provided that Cypress makes all necessary funds to do so available as required by and in accordance with this Agreement.

                  (g) In accordance with the Approved Budget for such Facility, Manager shall keep each Facility, its furniture, furnishings and fixtures and other equipment appurtenant to the Facility in good order and repair, and fully insured, as provided in Section 5.3 below, provided that Cypress makes all necessary funds to do so available as required by and in accordance with this Agreement. Manager shall advise Cypress of, and, at Cypress' request, shall obtain for Cypress, such available rebates, discounts or other incentives pertaining to the furnishing to each Facility of utility, maintenance, and other services and for the acquisition of equipment and supplies as necessary for the management, operation, maintenance and servicing of each Facility.

                  (h) Unless instructed otherwise by Cypress, and to the extent that Cypress makes all necessary funds to do so available as required by and in accordance with this Agreement Manager shall pay all real and personal property taxes when due and keep Cypress informed of any change in the amount of, or the method of calculating, real or personal property assessments or taxes relating to each Facility, and shall recommend, from time to time, the advisability of engaging an independent tax consultant for purposes of contesting either the validity or the amount thereof. In addition, Manager shall complete any real and personal property tax filings if requested to do so by Cypress. Any tax filings prepared by Manager shall be reviewed and approved by Cypress prior to submission. At Cypress' request, Manager shall further retain independent tax counsel, which will be paid by Cypress. In the event Cypress retains an independent tax consultant, Manager shall diligently cooperate with such tax consultant as requested by such tax consultant. Notwithstanding anything to the contrary contained herein, Manager shall not be required or obligated to prepare any of Owner's state or Federal tax returns.

                  (i) Manager's duties will include, but not be limited to: (i) preparing and providing Cypress with copies of all monthly quality assessment reports; (ii) perform an independent quality assessment at least twice a year and copies of these reports will be provided to Cypress; (iii) cause surveys to be provided to be taken regularly (but not more often than annually) to determine the level of satisfaction of the residents, families of residents, and physicians of residents to ensure quality standards; and (iv) working with Cypress to adopt quality assessment standards and processes in each Facility.

                  (j) Manager shall maintain complete customary loss reports in connection with fire and other damage to each Facility, and incidents involving residents, and keep Cypress informed of the status of each such matter through the resolution thereof by supplying such reports and any other correspondence.

                  (k) Manager shall provide emergency work services to each Facility. These services will include a telephone answering service available during all non-business hours, an on-call manager, and emergency engineering services. In instances where the Executive Director for a Facility is not available, Manager shall maintain an on-call backup contact that shall be available to assist such Facility, as necessary, with emergency services.

                  (l) Manager shall perform all other acts necessary or desirable in the operation and maintenance of each Facility in accordance with the terms and conditions of this Agreement.

         3.4 Personnel Administration.  With respect to each Facility:

                  (a) The Executive Director and all on-site employees at the Facility shall be employees of Manager. Manager shall advise and consult with Cypress in the recruitment, selection, employment, training, supervision, evaluation of the performance and discharge, if necessary, of the Executive Director and Marketing Director, but, except as set forth in subparagraph 3.4(b) below, all final decisions with respect to same shall be made by Manager in its reasonable discretion. Manager shall formulate, implement, modify and administer the wage scales, rates of compensation, bonuses, benefits and wage increases in conformity with the Approved Budget, staffing schedules, job descriptions, and personnel policies and procedures. In accordance with the Approved Budget, Manager shall employ such personnel as may be necessary in order for Manager to perform its obligations hereunder. Manager shall carry workers' compensation covering such employees, as is customary in the industry, and use reasonable care in the selection of such employees, including without limitation, a criminal record check and other adequate background check of each potential new hire. Manager shall have no responsibility for any employee matters at the Facility arising prior to the Effective Date.

                  (b) Cypress reserves the right to accept or reject, in its reasonable discretion, Manager's selection for the Regional Director (or equivalent), Executive Director or Marketing Director (or equivalent) of the Facility; provided, however, if Cypress has not rejected Manager's aforesaid selection within three (3) days after Manager has provided written notice, such selection shall be deemed accepted. In the event Cypress is not satisfied, in its reasonable discretion, with the performance of an Executive Director, Manager shall remove that person assigned to the Facility upon receipt of sixty (60) days written request for removal from Cypress. Manager understands and acknowledges the overriding importance of the Executive Director's active supervision of the management services required by this Agreement, and accordingly, Manager confirms that the Executive Director will be actively and continuously involved in Manager's duties hereunder. Manager shall maintain a policy of providing for Executive Directors to remain employed for at least three (3) years at the same Facility as long as employed by Manager, barring unsatisfactory performance or unusual circumstances. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Manager terminate (for non-disciplinary reasons) or relocate the Executive Director existing on the date of this Agreement without the prior consent of Cypress, which shall not be unreasonably withheld or delayed.

                  (c) Except as otherwise set forth herein, compensation for the services of Manager's off-site employees shall be at the expense of Manager.

                  (d) If this Agreement is terminated with regard to the Facility pursuant to a Sale Event or otherwise, Manager shall terminate its employer-employee relationship with all employees of the Facility.

         3.5 Resident Services.  With respect to each Facility:

                  (a) All leases/resident agreements and amendments or revisions thereto with respect to a Facility shall comply fully with the requirements of the State where the Facility is located and local laws and ordinances and the requirements of any lender holding a Mortgage on such Facility, and shall be submitted to Cypress for its approval in advance of first use.

                  (b) Manager shall supervise, cooperate and coordinate with the Executive Director in managing the Facility in accordance with the Annual Marketing Plan and the Approved Budget in order to ensure that each resident of the Facility is provided with those services and level of care as defined in the resident agreement with each resident and those personalized services which a resident may have agreed to pay for as set forth elsewhere in the resident agreement.

                  (c) Manager shall provide Cypress with a schedule of aged accounts receivables on a monthly basis. Owner and Cypress hereby authorize Manager, as agent of Cypress in its capacity as agent of Owner, to take all appropriate action on Owner's behalf to enforce any and all rights and remedies of Owner under leases in the Facility, as well as at law or in equity, if appropriate, with respect to a default by a tenant including, but not limited to, the giving of all notices of intention to end the term of a lease or otherwise, and the taking of all such other action as may, in the reasonable professional judgment of Manager, be desirable or proper for the protection of the interests of Owner (however, no tenant may be evicted from its space and no lease or residency agreement may be terminated, other than in accordance with the lease or residency agreement, without Cypress' prior written approval, not to be unreasonably withheld). Manager may, at the expense and in the name of Owner and with Cypress' prior written approval, employ counsel and collection agencies to enforce any right or remedy against any tenant that is in default in the performance of its obligations under any lease in the Facility. Cypress reserves the right to supervise and designate such counsel.

         3.6 Procurement. With respect to each department at the Facilities (each a "Facilities Department"):

                  (a) Manager shall purchase on behalf of the Facilities Department and as a Facility Expense for such Facilities Department on contracts all items which Manager deems reasonably necessary or appropriate for the operation and maintenance of the Facilities Department, at competitive prices, including, without limitation, utilities, concessions, equipment, expendable supplies, furniture or furnishings, inventory items, machinery, services and supplies; provided, however, that Manager, shall not purchase any service, supplies or equipment provision for which has not been made in the Approved Budget for such Facilities Department, or the purchase of which would cause a particular line item in the Approved Budget for the Facilities Department to be exceeded by Ten Thousand Dollars ($10,000.00) or ten percent (10%) of such line item, whichever is greater without the prior approval of Cypress. Cypress understands that Manager is not a vendor and makes no representations or warranties, express or implied, with regard to the goods purchased for use at the Facility. Manager shall fully disclose to Cypress any material interest of Manager in any vendor, and establish to Cypress' satisfaction that the purchase or contract was made after a competitive selection process and at a fair market price, unless good cause dictates procurement on another basis.

                  (b) Manager shall have the power and authority to make reasonable contracts for any or all of the Facilities, for terms not to exceed one (1) year (except for leases), and disbursements necessary to carry out its duties under this Section 3.6. Unless otherwise agreed to in writing by Cypress, all contracts executed by Manager under this Section 3.6(b) shall include a provision which allows Cypress or Owner to cancel any such contract, without penalty to Cypress or Owner, on thirty (30) days' written notice to the contractor. All contracts submitted to Cypress for execution shall be accompanied by a brief description of the work or services, the budget authority, summary of bids, and explanation for the selection of the bids. Manager shall monitor and supervise contractors for services rendered to the Facility to reasonably assure the required quality of the workmanship, enforcement of warranties and compliance with the contracts for the daily operation of the Facility.

                  (c) Manager shall not be obligated to make any advance to or for the account of Cypress or Owner or to pay any sum except out of funds held or provided as aforesaid

         3.7 Financial Management Services.  With respect to each Facility:

                  (a) Manager shall establish and maintain a comprehensive system of records, books and accounts for the Facility. The cost of hardware and software for such system shall be a Facility Expense.

                  (b) Manager shall assist Cypress and its accountants in the preparation of an audited financial report prepared by a certified public accountant or other person acceptable to Cypress, with respect to each Fiscal Year during the term of this Agreement (and, with respect to the year in which this Agreement commences and is terminated, if this Agreement commences and terminates on a date other than the commencement of the Fiscal Year), based on the preparer's examination of the books and records of Cypress and Manager pertaining to the operation of the Facility. The report will be prepared in accordance with the directives of Cypress, will be certified by the preparers and will be submitted to Cypress within ninety (90) days after the end of the Fiscal Year of the Facility. The cost of preparing such report shall be a Facility Expense for the Facility.

                  (c) Manager shall make available to Cypress at the request of Cypress, at a reasonable time and place, Manager's records and those of its affiliated companies, which records relate to goods and services provided to the Facility and licensing, inspections, findings and proceedings by other governmental agencies regarding the Facility. Records and information shall be sufficient to enable Cypress to determine the nature of the services performed, the time consumed in providing the services, the charges made for materials, the place at which such materials were consumed, and the per unit and total charges levied for said services. Such records shall be maintained for a period of five
(5) years after termination of this Agreement. Notwithstanding the foregoing, Cypress shall have no right to any electronic or database files generated by Manager; provided, however, Manager shall deliver to Cypress copies of the relevant portion of such electronic or database files upon request.

                  (d) Manager shall prepare, or secure the preparation of appropriate financial reports and submit them at the following times:

                           (i) Twenty (20) days after the previous month's end, a balance sheet, operating statement, cash flow statement (prepared on an accrual basis) and check register;

                           (ii) Twenty (20) days after the previous month's end, a reconciled bank statement for any and all cash accounts as of the end of the month;

                           (iii) Twenty (20) days after the previous month's end, an itemized list of all delinquent accounts, including rental accounts;

                           (iv) All returns and reports required by taxing authorities for which Manager is responsible hereunder;

                           (v) Such forms, written reports and other documents as Cypress, in its reasonable judgment and with reasonable advance notice, or governmental authorities having jurisdiction over the Facility, or providing financial assistance to the Facility or to any resident thereof, may from time to time request or require;

                           (vi) All reports, findings and investigative statements provided by any licensing authority for any function or service provided at the Facility, each such statement to be submitted to Cypress within five (5) days of receipt;

                           (vii) Twenty (20) days after the previous month's end, an electronic file containing the foregoing information and materials in (i), (ii) and (iii), in a format that is fully compatible with the electronic accounting system employed by Cypress.

         3.8 Utilities and Service Contracts. With respect to each Facility, Manager shall make arrangements, to the extent necessary to perform its obligations hereunder, for the continued provisions of water, electricity, gas, fuel and telephone services to and the removal of sewage and trash and extermination of vermin from, the Facility. Manager shall not execute any contracts with any of its affiliates without Cypress' prior written consent. All contracts for goods and services (other than utilities) exceeding $5,000.00 shall be awarded on the basis of competitive bidding where commercially practicable. Manager shall solicit no fewer than three written bids for each such contract and all other factors being equal, elect the lowest bid. If, however, Manager recommends acceptance of any bid other than the lowest bid, Manager shall adequately support, in writing, its recommendations to Cypress and obtain Cypress' prior written approval.

         3.9 Other Services. Manager shall be available to Cypress for services rendered and related to activities for which the need may arise and which are not specified in this Agreement under any other provision. Manager's compensation for such services performed under this Section 3.9 shall be negotiated by Manager and Cypress at the time the work is authorized or as noted in this Agreement. For purposes of this Agreement, "marketing" and similar terms shall refer only to the marketing by Manager of lease/rental space in the Facilities, and shall not refer to the marketing for sale of real property, personal property or services.

                                   ARTICLE IV
                       Budget and Other Financial Matters

         4.1 Budget. With respect to the Facilities:

                  (a) Not later than ninety (90) days before the end of each Fiscal Year during the Term, Manager shall prepare and deliver to Cypress for its approval, and to any federal, state, county or local agency providing a subsidy to the Facilities, or any Mortgagee requiring it for its approval, a capital expenditure and operating budget and a management plan for the next Fiscal Year of the Facilities, together with such other information as may be reasonably required by Cypress (collectively, the "Budget"). Notwithstanding the foregoing, the Budget for the remainder of 2004 and Fiscal Year 2005 shall be delivered no later than sixty (60) days after the Effective Date.

                  (b) The capital expenditure portion of the Budget shall outline a program of capital expenditures for the next Fiscal Year (in which each such expenditure shall be designated as mandatory or desirable) and a three
(3) year capital plan. The operating portion of the Budget shall set forth an estimate of operating revenues and expenses, with an explanation of anticipated changes to resident charges, payroll rates and positions, non-wage costs increases, and all other factors differing from the current Fiscal Year.

                  (c) The Budget, as proposed, shall be considered by Cypress in consultation with Manager, and with such revisions as Cypress may deem reasonably necessary or desirable, shall be adopted by Cypress as the Approved Budget. If there is a delay in the adoption of the Approved Budget, or if Cypress shall fail to adopt Manager's proposed Budget and Manager by reason thereof gives notice of termination as herein provided, Manager shall operate under the expired Approved Budget plus two percent (2%) until a new Budget is approved. Manager shall operate the Facilities in such manner that the actual revenues, costs and expenses of the operation and maintenance of the Facilities during any period of the Fiscal Year of the Facilities shall be consistent with the Approved Budget, unless otherwise directed or consented to by Cypress.

         4.2 Charges. From time to time, as requested by Cypress, Manager will recommend for Cypress' approval the overall rent structure for each Facility, including, without limitation, residency room charges, charges for all ancillary services, and charges for supplies and special services performed by such Facility's personnel. All such charges shall take into account the financial obligations of such Facility and the level of rents at other comparable facilities and the importance of providing good care at a competitive rate. Final approval of rents and charges for services rendered by each Facility shall be vested in Cypress.

                                    ARTICLE V
                        Regulatory Requirements/Licensing

         5.1 Qualifications. Manager warrants and represents to Owner and Cypress that Manager is adequately equipped to perform the duties described herein. Manager warrants and represents to Owner and Cypress that Manager has qualified to do business in each State where a Facility is located a and shall at its own expense continue during the term of this Agreement and any renewals thereof to be so qualified.

         5.2 Licenses and Permits. On behalf of each Facility and as an Operating Expense, Manager shall obtain and maintain all licenses, permits and approvals from governmental authorities as may be necessary for operation of the Facility. Manager, as an Operating Expense, shall take or cause to be taken, all actions necessary or reasonable to substantially comply promptly with (and to correct violations of) all applicable laws, statutes, ordinances, codes, rules, regulations and policies of federal, state, county and municipal authorities and insurance bodies and underwriters concerning the use, operation, management and maintenance of each Facility.

         5.3 Intentionally Omitted.

         5.4 Insurance by Manager. Each Facility that meets and continues to meet the underwriting and approval criteria required to participate in Manager's master insurance program (the "Master Insurance Program") will be included in that Master Insurance Program and/or provided with at least the same benefits and coverages as provided in the Master Insurance Program, subject to the terms and conditions of this paragraph. Subject to the terms of this Agreement, Manager shall use commercially reasonable efforts to ensure that each Facility meets the underwriting and approval criteria throughout the term of this Agreement. Provided, however, in the event than any Facility fails to meet the underwriting and approval criteria at any point in time either due to (i) a change in such underwriting requirements or (ii) a Facility's loss history, that Facility will no longer be eligible to participate in the Master Insurance Program and, at the election of Cypress, either Cypress or Manager will arrange for separate coverage, which may increase the cost to Cypress of any such coverage. Manager will obtain (except as otherwise set forth), at Owner's expense, at least the following insurance either as part of the Master Insurance Program or separately:

                  (a) Commercial General Liability Insurance, including Healthcare Professional Liability for the Owner and Manager against all claims and losses arising out of the operations of the Facility, including, but not limited to claims made by third parties, including residents, against Owner and Manager. Such Liability insurance shall include Owner as an Additional Insured and Manager as Named Insured. Such insurance will have limits of no less than Five Million Dollars ($5,000,000) per claim and in the aggregate. Such Insurance will cover the operations of the Property in the state in which the Property is located. Such policy may contain a deductible or Self Insured Retention as part of its terms and conditions. Such deductible or Self Insured Retention shall be the responsibility of the Owner, and as such will be considered an operating expense of the Property; such responsibility shall survive the expiration or ealier termination of this Agreement. Such Liability insurance may be on a "Claims Made" form with respect to Medical Professional Liability and General Liability, however if a "Claims Made" form is used an Extended Reporting Period of at least twenty-four (24) months must be available. Owner agrees to reimburse Manager for the purchase of such extended reporting period should the policy terminate for any reason, or should the Facility be sold or this Agreement otherwise terminate. Further, Owner agrees that it shall cause to be placed insurance policies with limits and terms equivalent to the policies outlined above for a period of 24 months, for claims incurred during the term of this agreement, should this agreement terminate for any reason. Manager shall be named as a Named Insured under any subsequent insurance policies.

                  (b) Property Insurance will be provided on a "Special Form" basis, at an agreed amount, replacement cost valuation covering the building, business personal property and business income of the subject property. Owner shall provide Manager with the building and personal property replacement cost, and business income valuations for the Property. Owner assumes all liability for loss to Owner's property not covered by such insurance or above insurance proceeds should the Owner's replacement cost valuation be inadequate. Such property insurance shall contain deductibles which shall be the responsibility of the Owner and shall be reimbursable as an operating expense; such responsibility shall survive the expiration or earlier termination of this Agreement.

                  (c) Automobile Liability Insurance, covering owned, non-owned and hired vehicles, with limits not less than Five Million Dollars ($5,000,000) combined single limit per occurrence. The Automobile Liability Insurance requirements can be satisfied with an Umbrella or Excess Liability policy.

                  (d) Workers' Compensation Insurance, as required by law.

                  (e) Employer's Liability Insurance, with limits not less than Five Hundred Thousand Dollars ($500,000).

                  (f) Blanket Crime Insurance, with limits not less than One Million Dollars ($1,000,000), covering on a primary basis all employees who may handle or be responsible for monies or other property of Owner.

                  (g) With respect to (a), (c) and (e) above, excess liability (umbrella) insurance on the above with limits of $5,000,000.

                  (h) At Cypress' option, Professional liability (professional errors and omissions) insurance covering the activities of Manager written on a "claims made" basis with limits of at least $2,000,000 with a maximum deductible of $25,000. Any loss within the deductible shall be borne by Manager. Coverage shall be maintained in effect during the period of this Agreement and for not less than two (2) years after termination of this Agreement.

                  (i) Such other insurance as Manager or Cypress reasonably deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Facilities. Any additional insurance coverage shall be paid out of the Operating Account.

The minimum acceptable A.M. Best's rating of each insurer is A-VII. Such insurance shall be subject to commercially reasonable deductibles. Manager will furnish Owner with certificates of insurance evidencing that the said insurance is in effect at the inception of this Agreement and when coverage is renewed or replaced, which will include provisions to the effect that Owner will be given at least thirty (30) days' prior written notice of cancellation or non-renewal of or any material change in any of the aforesaid policies.

In the event that Manager shall fail to comply with its obligations under this
Section 5.4, Cypress and/or Owner may (but shall not be obligated to) obtain such coverage. All cost and expense of obtaining or performing same, up to the amount being expended on such coverage prior to Manager's failure to comply, shall be a Facility Expense, and any incremental cost and expense above such amount shall be paid by Manager to

Cypress or Owner (or, at the election of Cypress or Owner, offset against sums coming due hereunder to Manager from Cypress or Owner).

         5.5 Duties of Manager in Event of Fire or Other Casualty. In the event of fire or other casualty, epidemic or other public health emergency, or force majeure (herein collectively a "Major Event"), Manager will continue at all times thereafter to exercise its commercially reasonable efforts to provide to each Facility and its residents the same level of service that was provided prior to such Major Event; and in no event shall Manager rely on the occurrence of such Major Event or its after effects as grounds for termination or suspension of any such services or as grounds for termination of this Agreement, except with the approval of Cypress.

         5.6 Compliance with Governmental Orders. Manager will take such actions as may be necessary to comply promptly with any and all governmental orders or other requirements affecting each Facility, whether imposed by federal, State, county or municipal authority; Cypress hereby agrees to cooperate with Manager's fulfillment of the foregoing obligation. Nevertheless, Manager shall take no action so long as Cypress is contesting, or has affirmed its intention to contest, any such order or requirement. Manager will notify Cypress in writing of all notices of such orders or requirements, within two (2) business days of receipt thereof.

         5.7 Waiver of Subrogation. Cypress and the Owners, on the one hand, and Manager, on the other, each hereby waive and release all claims, rights of recovery and causes of action that such party (or any party claiming by, through or under such party, directly or by subrogation, or otherwise) may now have or hereafter have against the other party (or any of the other party's directors, officers, employees or agents) for any loss or damage that may occur to the Facilities or any of the contents of same occurring by reason of fire or other casualty or resulting from the acts or omissions of the other party or any tenant or occupant of the Facilities (or such parties' agents, employees, contractors, customers or invitees) or resulting from any other cause, including, without limitation, the negligence of the other party or the negligence of any tenant or occupant of the Facilities (or such parties' agents, employees, contractors, customers or invitees) or the negligence of the other party's directors, officers, employees or agents to the extent that such loss or damage is or would have been covered under insurance of such party as required by this Agreement. The waiver set forth in this subparagraph shall preclude all rights of recovery by third parties by way of subrogation, assignment or otherwise. Cypress, the Owners and Manager each agree to cause its respective insurer to endorse all applicable policies waiving the carrier's right of subrogation or otherwise in accordance with the provisions hereof and provide a certificate of insurance verifying the same

                                   ARTICLE VI
                         Obligations, Rights of Cypress

         6.1 Access to Facility. Cypress shall provide to Manager undisturbed access to the Facilities. Manager shall allow scheduled and unscheduled visits by Cypress for purposes of inspection, to include but not limited to: e.g., grounds, maintenance, housekeeping, food service, risk management and quality of care.

         6.2 Cypress' Right of Entry; Additional Services. Cypress, by its employees and agents, shall during the Term have the unrestricted right of entry into the Facilities for any purpose whatsoever, to speak to residents in the presence of personnel of Manager or outside their presence, as Cypress or the residents wish. The right of Cypress under this Section 6.2 shall be exercised in such manner as to minimize unreasonable disruptions to the daily routine of the residents and the operation of the Facilities. The parties agree that, in limitation of the above, Cypress shall not, through its employees or agents, offer to the residents services normally offered by Manager, or offered by Manager at an additional cost to residents. However, Cypress in conjunction with Manager, shall see to it that services helpful to residents but not routinely available to them through personnel of Manager are offered at the Facilities. The cost, if any, of such service for a Facility shall be charged against the Approved Budget then in effect for such Facility as appropriate.

         6.3 Consultations. Manager shall make its consultants and/or employees available to Cypress for consultation and advice in areas of Facility operation at the Facilities, including, without limitation, accounting, budgeting, business office management, human resources and personnel development, marketing, finance, government programs, insurance, building maintenance, management development, public relations, purchasing, quality assurance, systems and procedures (including computer systems), third party reimbursement, and other areas of operation as Manager may have available in the future or which are, in the reasonable judgment of Cypress, required to enable Manager to carry out its responsibilities under Article III above. Such consultants and/or employees hired and retained by Manager shall be provided to Cypress at no charge to Cypress or the Facilities. Notwithstanding the foregoing, should Cypress reasonably request a type, form or level of service that such personnel or consultant of Manager do not provide, Manager shall locate and make available such service, the cost of which shall be a Facility Expense (for the particular Facility) when approved by Cypress, in advance of contracting for the services.

         6.4 No Covenants or Restrictions. Throughout the term of this Agreement, Cypress shall not enter into or cause the imposition of any covenants or restrictions concerning or affecting the Facilities that would prohibit or limit Manager from managing the Facilities in a manner consistent with applicable laws, rules and regulations.

         6.5 Payments to Manager. Cypress shall make all payments to Manager subject to the terms of this Agreement.

                                   ARTICLE VII
                 Legal Actions: Liability of Manager; Indemnity

         7.1 Legal Actions. Except in legal actions in which counsel has been appointed by insurance companies providing coverage hereunder, Cypress' counsel shall be the lead counsel in any legal action arising out of the ownership or operation of the Facilities, where an Owner or Cypress are named as plaintiff or defendant, or third party plaintiff or defendant, in such action. Manager shall not institute any legal action affecting any Facility without notice to Cypress and Cypress' consent. Manager shall not defend any legal action affecting any Facility without notice to Cypress and Cypress' consent, except through counsel appointed by insurance companies providing coverage hereunder, in which case Manager shall provide written notice of same to Cypress as soon as possible. Manager shall advise and assist Cypress in prosecuting or defending all actions or administrative proceedings, at every level, arising out of the ownership or operation of the Facilities.

         7.2 Legal Fees and Costs. In the event of any litigation between Cypress, the Owners and/or Manager arising under this Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation, including, without limitation, reasonable attorneys' fees and court costs.

         7.3 Liability of Manager.

                  (a) Manager agrees to exercise, with respect to all services provided by Manager under or pursuant to this Agreement, a high and qualified standard of care, skill and diligence such as is at least comparable to that which prevails in other similarly-situated, high-quality senior living facilities in the same geographic region and as is necessary for the maintenance of any license or permit required for the Facilities. Manager agrees to exercise its commercially reasonable efforts to exercise due diligence to collect any outstanding debts owed to the Facilities.

                  (b) Manager shall not be responsible for the acts or omissions of any other contractor or subcontractor of Cypress, or of Cypress' employees, or any other persons representing Cypress performing any services for or in connection with the Facilities, or any consultants or other persons engaged by Cypress with respect thereto, unless and only to the extent that Manager has employed such subcontractor or employee, is supervising, or should be supervising.

         7.4 Manager's Indemnity. Manager hereby indemnifies and agrees to pay on behalf of, defend and hold harmless Owner, Cypress, and their principals, officers, directors, trustees, fiduciaries, shareholders, partners, employees and agents (individually and collectively, the "Cypress Indemnified Party") from and against all liabilities, claims, actions, suits, damages, judgments, costs and expenses of whatever nature, including, but not limited to reasonable attorney's fees and disbursements, to which the Cypress Indemnified Party may become subject by reason or arising out of Manager's negligence or willful malfeasance or Manager's actions in breach of or outside the scope of authority under this Agreement, provided that (i) the Cypress Indemnified Party promptly notifies Manager of any matter with respect to which Manager is required to indemnify, hold harmless or reimburse the Cypress Indemnified Party and (ii) the Cypress Indemnified Party does not take any actions, including an admission of liability which would bar Manager from enforcing any applicable coverage under policies of insurance held by Manager or would prejudice Manager from defending itself with respect to such matter. Notwithstanding the foregoing, Manager shall not be required to indemnify, defend, hold harmless or reimburse the Cypress Indemnified Party with respect to any matter to the extent the same resulted from the negligence or willful malfeasance of the Cypress Indemnified Party. The provisions of this Section 7.4 shall survive the expiration and any termination of the Agreement and are subject to the waiver of subrogation provisions of
Section 5.7.

         7.5 Cypress' Indemnity. Cypress hereby indemnifies and agrees to pay on behalf of, defend and hold harmless Manager, its principals, officers, directors, shareholders, partners, employees and agents (individually and collectively, the "Manager Indemnified Party") from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including, but not limited to reasonable attorney's fees and disbursements, to which Manager Indemnified Party may become subject arising out of the negligence or willful malfeasance of Cypress or actions in breach of this Agreement, provided that (i) the Manager Indemnified Party promptly notifies Cypress of any matter with respect to which Cypress is required to indemnify, hold harmless or reimburse the Manager Indemnified Party and (ii) the Manager Indemnified Party does not take any actions, including an admission of liability which would bar Cypress from enforcing any applicable coverage under policies of insurance held by Cypress or would prejudice Cypress from defending itself with respect to such matter. Notwithstanding the foregoing, Cypress shall not be required to indemnify, defend, hold harmless or reimburse the Manager Indemnified Party with respect to any matter to the extent the same resulted from the negligence or willful malfeasance of the Manager Indemnified Party or actions taken by the Manager Indemnified Party outside of the scope of Manager's authority under this Agreement or contrary to any express direction of Cypress. The provisions of this Section 7.5 shall survive the expiration and any termination of the Agreement and are subject to the waiver of subrogation provisions of Section 5.7.

                                  ARTICLE VIII
                             Compensation to Manager

         8.1 Management Fee. From and after the Effective Date, for each applicable calendar month during the Term, Cypress shall pay Manager a Management Fee for the Facilities equal to four percent (4%) of the Revenues of the Facilities collected for such calendar month.

         8.2 Incentive Fee. Subject to the conditions and provisions of this Agreement, Cypress shall pay to Manager, upon the occurrence of a Sales Event of a Facility, an Incentive Fee in cash equal to (a) one percent (1%) of the Sales Proceeds, if any, in excess of the 1% Floor for such Facility up to the 1% Cap for such Facility, and (b) two percent (2%) of the Sales Proceeds, if any, in excess of the 1% Cap for such Facility, as defined and set forth on Exhibit B attached hereto. The payment to Manager of the Incentive Fee is a contingent and unsecured obligation. Manager does not reserve, and no provision herein shall be deemed to grant to Manager, any express or implied lien or charge against the Facility or any proceeds or revenues therefrom to secure any payment, and to the greatest extent permitted by law, Manager expressly releases and relinquishes any such liens or charges; provided, however, Manager reserves all lien rights available at law or in equity in any of the jurisdictions of the Facilities hereunder. Cypress and Manager acknowledge and agree that: (a) the Incentive Fee is, as of the date hereof, contingent and speculative; (b) neither Cypress nor Manager warrants or guarantees that the conditions necessary for the realization of the Incentive Fee will occur; and (c) Cypress does not have any implied obligation under this Agreement to maximize the Incentive Fee.

         8.3 Reimbursable Expenses. With respect to each Facility:

                  (a) Executive Director's and Employee Expenses. Cypress shall pay to Manager, monthly (in advance) during the term of this Agreement, an amount equal to the salary and direct costs of employee benefits and payroll (including, without limitation, social security, unemployment insurance and workman's compensation insurance) of the Executive Director and other employees; provided, however, that all salary and other direct costs shall be approved in advance by Cypress. In addition to the payments required hereinabove, Cypress shall pay the reasonable expenses of the Executive Director, Marketing Director (or equivalent), and Food and Beverage Director (or equivalent) in attending any meetings specifically approved in writing by Cypress. Cypress shall also pay the reasonable costs and expenses incurred by the Executive Director in maintaining appropriate licenses and will provide publications and periodicals as may be required to keep the Executive Director current with state and national developments in his or her profession. All such costs and expenses as set forth in this paragraph are subject to Cypress' prior written approval, or inclusion in the Approved Budget. In addition to the payments set forth hereinabove, it is specifically agreed that Cypress shall pay all moving expenses (if any) incurred by an Executive Director incidental to his or her move to the Facility. Such expenses shall not exceed $5,000 without the prior written approval of Cypress.

                  (b) Expenses of Manager Other Than Executive Director and Employee Expenses. In addition to the fees provided for herein, Cypress shall reimburse Manager all reasonable out-of-pocket travel expenses incurred in connection with the rendering of all services as set forth in this Agreement, but only to the extent such travel is specifically approved in writing by Cypress. Manager shall furnish to Cypress for Cypress' approval an annual budget of such travel expenses.

                  (c) Expenses of Accounting Systems. In addition to the above, Cypress shall be responsible for and pay all costs associated with the Facility's accounting system to be located at the Facility. Manager shall furnish to Cypress for Cypress' approval an annual budget of such accounting system.

          8.4 Timing of Payments to Manager. Each month during the term of this Agreement, Cypress shall pay to Manager, or Manager shall be paid pursuant to the terms of Section 3.3(c)(ii), a monthly installment of the fees due under this Article VIII. Monthly installments of such fees shall be paid to Manager in arrears on or prior to the fifteenth (15th) day after the receipt of the financial statements in Section 3.7(d)(i). With respect to each month during the term of this Agreement, Cypress shall pay to Manager all out-of-pocket and other reimbursable expenses incurred as a result of its performance hereunder and as further identified in Section 8.3 hereof.

                                   ARTICLE IX
                          Subordination and Attornment

         9.1 No Property Interest in the Facility. This Agreement, and the performance thereof by Manager, confers on Manager no right, title or interest in or to the Facilities, and that it has no rights against the Facilities or against Cypress other than those conferred by this Agreement.

         9.2 Manager's Rights Subordinate to Mortgagees'. This Agreement and any renewals, extensions or modifications thereof, and all rights and interests of Manager therein shall at all times be subject and subordinate to any and all financing instruments of and to the rights and claims of any Mortgagee thereunder. This provision shall be unconditional and self-operative, but, at the request of Cypress, Owner or a Mortgagee, Manager shall execute any instrument submitted to it in confirmation of the foregoing provisions.

         9.3 Continuation Upon Foreclosure. In the event of foreclosure of a mortgage on a Facility, or in the event a Mortgagee comes into possession of or acquires title to a Facility by any other means arising out of the default of Owner under any financing instrument, the Mortgagee may, at its option:

                  (a) continue this Agreement as successor to Cypress and continue to perform all of the obligations of Cypress hereunder, including but not limited to continuing to pay the fees payable to Manager hereunder for the satisfactory performance of services to Cypress, for the balance of the term of this Agreement or for such other period as the Mortgagee may in its sole discretion determine; or

                  (b) terminate this Agreement without obligation to Manager for any fees payable to Manager subsequent to the effective date of such termination.

         9.4 Manager to Attorn to Mortgagee. In the event that Mortgagee or any assignee of the Mortgagee comes into possession of or acquires a Facility and elects not to terminate this Agreement as aforesaid, Manager agrees to attorn to Mortgagee and to be bound to Mortgagee under all of the terms, covenants and conditions of this Agreement for the balance of its term, to the same force and effect as if the Mortgagee were an original party to this Agreement, and said attornment shall be effective and self-operative as an agreement between Manager and the Mortgagee, without execution of any further instruments on the part of any party hereto, immediately upon the succession by the Mortgagee to the interest of Owner in such Facility. Manager agrees, however, to execute such other instruments as the Mortgagee may submit to it in confirmation of the foregoing provisions.

         9.5 No Termination During Foreclosure. Manager shall not terminate this Agreement while a Mortgagee is proceeding with foreclosure of a financing instrument or otherwise exercising its remedies against Owner by reason of a default by Owner under such financing instrument; provided, however, that (i)

Mortgagee (or it successors or assigns) are performing all of its obligations hereunder, and (ii) Manager shall be compensated for the services rendered on behalf of Owner or the Mortgagee, or any Court appointed receiver, in accordance with this Agreement.

                                    ARTICLE X
                                   Termination

         10.1 Termination for Cause.

                  (a) By Manager. Manager may terminate this Agreement in the event that (i) Cypress has defaulted in the performance of its obligations hereunder subject to the provisions of Section 10.3 below; (ii) a receiver, liquidator or trustee of Cypress or Owner shall be appointed by court order, or a petition to liquidate or reorganize manager shall be filed against Cypress or Owner under any bankruptcy, reorganization, or insolvency law, and such order or petition is not vacated or dismissed within sixty (60) days, or Cypress or Owner shall file a petition in bankruptcy or request reorganization or insolvency laws, or if Cypress or Owner shall make an assignment for the benefit of its creditors, or if Cypress or Owner is adjudicated as bankrupt; (iii) there is damage or destruction to all or a substantial portion of the Facility and Owner decides not to rebuild or restore such Facility or there is a taking by condemnation, or similar proceeding, of a substantial portion of the Facility; or (iv) (vi) a Mortgagee, in the exercise of its rights under a Mortgage or other agreement with Owner, modifies the Agreement in a manner unacceptable to Manager .

                  (b) By Cypress. Cypress may terminate this Agreement, as to a specific Facility, group of Facilities or all of the Facilities, subject to the provisions of Section 10.3 below, in the event that: (i) Manager has defaulted in the performance of its obligations hereunder; (ii) a receiver, liquidator or trustee of Manager shall be appointed by court order, or a petition to liquidate or reorganize manager shall be filed against Manager under any bankruptcy, reorganization, or insolvency law, and such order or petition is not vacated or dismissed within sixty (60) days, or Manager shall file a petition in bankruptcy or request reorganization or insolvency laws, or if Manager shall make an assignment for the benefit of its creditors, or if Manager is adjudicated as bankrupt; (iii) there is damage or destruction to all or a substantial portion of a Facility and Owner decides not to rebuild or restore such Facility or there is a taking by condemnation, or similar proceeding, of a substantial portion of a Facility; (iv) there shall occur a Sales Event; (v) from and after January 1, 2005, the actual Annualized NOI is less than ninety percent (90%) of the budgeted Annualized NOI as set forth in the Approved Budget for such Facility; or (vi) a Mortgagee, in the exercise of its rights under a Mortgage or other agreement with Owner, instructs Owner or Cypress to terminate this Agreement, or to modify the Agreement in a manner unacceptable to Manager.

Notwithstanding anything in this Agreement to the contrary, in the event that Cypress shall give a notice of termination pursuant to Section 10.1(b)(iv) and the contemplated Sales Event does not actually occur by the date of termination established in such notice, then Cypress shall have the right to rescind such termination by written notice of such rescission to Manager on or before said date of termination, with all actual, reasonable and documented costs incurred by Manager as a result of such contemplated Sales Event to be reimbursed by Cypress within thirty (30) days after Manager's submission of an invoice therefor. In the event that the Sales Event does occur, Cypress shall pay to Manager a Termination Fee calculated as provided in Section 10.2(b) below.

Further, in the event that the original, thirty-six (36) month term of this Agreement shall expire without a Sale Event having occurred as to a Facility, then Cypress shall pay to Manager a Termination Fee for such Facility calculated as provided in Section 10.2(b) below.

Further, Cypress shall inform Manager in writing of (i) the marketing any or all Facilities at the outset of such process, or (ii) any bid or offer Cypress receives for the purchase of any or all of the Facilities, and Manager shall have the right to submit a bid for such Facilities within the framework and on the terms of such marketing process (with respect to (i)) or within thirty (30) days after receipt of Cypress' notice of such bid or offer (with respect to (ii)). Notwithstanding anything to the contrary contained herein, Cypress has no obligation to accept any such bid by Manager.

Finally, in the event that a Sales Event shall occur for a Facility prior to the expiration of the first twelve (12)-month period following the Effective Date, and Manager is not retained by the purchaser of same, then Cypress shall pay to Manager at the closing of the Sale Event a sum such that, when added to the Management Fees already paid to Manager and allocable to such Facility, Manager shall have received an amount equal to twelve (12) months' worth of Management Fees allocable to such Facility. In such event, the monthly Management Fee allocable to such Facility for the remaining months out of such twelve (12) month period shall be the average monthly Management Fee allocable to such Facility in the preceding three (3) months of the term.

                  (c) Notice and Opportunity to Cure. Except as otherwise provided herein, any termination for cause shall be effective upon receipt of written notice of termination given by the terminating party to the defaulting party or thereafter upon such other date as specified by the termination party in such written notice; provided, however, that for those causes for termination set forth in Section 10.1(a) and Section 10.1(b)(i) the terminating party shall notify in writing the defaulting party that the defaulting party shall have thirty (30) days (the "Cure Period") after receiving such written notice within which to commence to cure to the satisfaction of the terminating party any such cause, provided however, that any such cure shall be diligently and promptly pursued to completion, except for financial and reporting requirements which should be delivered in accordance with the requirements set forth in this Agreement. Notwithstanding the above, if Manager is terminated as a result of fraud, bad faith, or illegal activity, no cure period shall be permitted.

         10.2 Termination Without Cause by Cypress.  With respect to each
Facility:

                  (a) By Cypress. Following the expiration of the twenty-fourth
(24th) month of the initial term of this Agreement, Cypress may terminate this Agreement without cause by written notice to Manager subject to the provisions of Section 10.3 below. Such termination shall be effective sixty (60) days after receipt of written notice of such termination given by Cypress to Manager or thereafter upon such other later date as specified by Cypress in such written notice.

                  (b) Unsold Facility. In the event that Cypress terminates this Agreement pursuant to Section 10.2(a), if there has not been a Sales Event for such Facility as of the date of termination, Cypress shall pay a termination fee (the "Termination Fee") to Manager equal to ten percent (10%) of the amount by which the actual Annualized NOI for the Facility subject to such termination exceeds the budgeted Annualized NOI for such Facility as set forth on Exhibit C, adjusted for actual operations for 2004 prior to the Effective Date and as adjusted for future years during the term of this Agreement.

         10.3 Termination Procedure. Upon termination of this Agreement with respect to a Facility or Facilities, Cypress, in addition to any other rights provided in this Agreement, may require Manager to deliver to Cypress any property specifically produced or acquired for the performance of this Agreement. Cypress shall pay to Manager the agreed upon price, if separately stated, for completed work and services accepted by Cypress, and the amount agreed upon by Manager and Cypress for (i) completed work and services for which no separate price is stated, (ii) partially complete work and services, (iii) other property or services which are accepted by Cypress, and
(iv) the protection and preservation of property, unless the termination is for cause, in which case Cypress shall determine the extent of the liability of Manager. Cypress may withhold from any amounts due Manager such sum as Cypress determines to be reasonably necessary to protect Cypress against potential loss or liability; provided, however, in the event Manager determines that the amount withheld by Cypress exceeds an amount reasonable necessary to protect Cypress against such potential loss or liability, then upon written notice from Manager to Cypress, the parties agree that any dispute as to the calculation of such amount to be withheld by Cypress shall be submitted to binding arbitration in Houston, Texas under the auspices of, and pursuant to the Commercial Arbitration rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, subject to the requirement that a single arbitrator unaffiliated with either party shall be selected by Cypress and Manager. The amount determined by such arbitrator as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. All costs and expenses of the arbitration, including actual attorney's fees, shall be allocated among the parties according to the arbitrator's discretion. Arbitration shall be limited to the calculation of the amount of funds that may be withheld by Cypress pursuant to this Section 10.3. No other issue arising under this Agreement shall be subject to arbitration. The rights and remedies of Cypress provided in this Section 10.3 shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement. After receipt of a notice of termination, and except as otherwise directed by Cypress, Manager shall, with respect to each Facility subject to such termination:

                  (a) stop work under this Agreement on the date, and to the extent specified in the notice;

                  (b) place no further orders or subcontracts for materials, services, or facilities except as may be necessary for completion of such portion of the work under this Agreement as is not terminated;

                  (c) deliver to Cypress, within thirty (30) days after termination, a final accounting, reflecting the balance of income and expense of the Facility as of the date of termination;

                  (d) deliver to Cypress all books and records of account, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Facility;

                  (e) assign, transfer or convey to Cypress or its designee all service contracts and personal property relating to or used in the operation, management and maintenance of the Facility, any personal property which is owned by tenants or other occupants at the Facility or which was paid for and is owned by Manager, if any; and

                  (f) for a reasonable period of time after the effective date of termination of this Agreement, make itself available to consult with and advise Cypress or such other person or persons designated by Cypress, regarding the operation, leasing, management and maintenance of the Facility.

         10.4 Manager's Obligations after Termination. Within thirty (30) days after the expiration or earlier termination of this Agreement, or the termination of Manager's services hereunder as provided above, with respect to each Facility subject to such termination:

                  (a) Books and Records. Manager shall deliver to Cypress, or such other person or persons designated by Cypress, copies of all books and records of the Facility not previously transmitted to Cypress, all plans, specifications, permits, leases and any other property associated with the Facility and not owned by Manager but which is in Manager's possession.

                  (b) Service Contracts. Manager shall assign, transfer, or convey to Cypress or such other person or persons designated by Cypress, all service contracts and personal property relating to or used in the operation and maintenance of the Facility to the extent same are assignable or transferable. Any such contract entered into by Manager after the Effective Date that is not assignable or transferable as provided above must provide that same is terminable by Manager without penalty upon thirty (30) day's notice. Manager shall, at its sole cost and expense, remove all signs that it may have placed at the Facility indicating that it is Manager of same and replace and restore any damage resulting therefrom. Upon any voluntary termination or the expiration pursuant to this Article X, the obligations of the parties hereto (except those specified as surviving) shall cease as of the date specified in the notice of termination, except that Manager shall comply with the applicable provisions hereof and shall be entitled to receive any and all compensation that may be due Manager hereunder at the time of such termination or expiration.

                  (c) Continuing Covenant. Manager shall refer questions or requests from tenants of the Facility subject to such termination regarding such Facility to Manager's replacement.

                  (d) Confidentiality. Upon termination of the Agreement, each party shall remain under a duty to protect the confidence of the other, and it shall not voluntarily provide any information relating to the protected party to any other entity or individual without first obtaining such party's written authorization. If production of documents or information is compelled by legal process, the party from whom production is sought will use reasonable efforts to notify the other party prior to responding, so that such party may seek to oppose production, if necessary, by appropriate legal means.

                                   ARTICLE XI
                      Statutory and Regulatory Requirements

         11.1 Statutory and Regulatory Requirements. Manager shall cause all things to be done in and about the Facilities necessary to comply with the requirements of any applicable constitution, statute, ordinance, law, rule, regulation or order of any governmental or quasi-governmental regulatory body or agency, or board of fire underwriters respecting the use of the Facilities or the construction, maintenance and operation thereof. Manager shall obtain and maintain in effect all county, state and federal permits and licenses needed for its management services and the Facilities. Manager and Cypress shall keep their respective corporate organizations in good standing and Manager shall maintain all permits and licenses required by said jurisdictions.

                                   ARTICLE XII
                         Non-Discrimination Requirements

         12.1 Equal Employment Opportunity. Without limitations of any other provisions of this Agreement, Cypress and Manager expressly agree to abide by any and all applicable federal and/or state equal employment opportunity statues, rules and regulations, including without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the

Rehabilitation Act of 1973, the Occupational Health and Safety Act of 1970, and the Americans With Disabilities Act, all as may be from time to time modified or amended.

         12.2 Equal Housing Opportunity. Without limitation of any other provisions of this Agreement, Cypress and Manager expressly agree to abide by any and all applicable federal, state and county equal housing opportunity statutes, rules and regulations, as from time to time modified or amended prohibiting discrimination in housing on the grounds of race, color, sect, creed or national origin, or source of income, including Title VI of the Civil Rights Act of 1964 (Public Law 88-352, 78 Stat. 241), all requirements imposed by or pursuant to the Regulations of the Secretary of HUD (24 CFR, Subtitle A, Part 1) issued pursuant to that Title, and regulations issued pursuant to Executive Order 11063 and Title VIII of the 1968 Civil Rights Act.

         12.3 Procedure for Declining Certain Resident Applicants. In the event that Manager shall determine that a resident applicant should not be accepted as a resident in a Facility based upon the assessment of Manager, then Manager shall provide to Cypress written notice of such assessment, such notice to contain detail and observations consistent with standards and practices consistent with similarly-situated, high quality senior living facilities.

                                  ARTICLE XIII
                                 Confidentiality

         13.1 Confidentiality of Information. Manager agrees to keep confidential and not to use or to disclose to others, except as expressly consented to in writing by Cypress or otherwise required by law, any secrets or confidential technology, proprietary information, and information of any kind whatsoever concerning its residents, either individually or as a class, acquired by Manager through its association with Cypress hereunder. Cypress and Owner agree to keep confidential and not to use or to disclose to others, except as expressly consented to in writing by Manager or otherwise required by law, any secrets or confidential technology, proprietary information, and information of any kind whatsoever by Cypress or Owner through their association with Manager hereunder.

         13.2 Proprietary Interest. The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same are to remain the property of Manager. Upon termination of the Agreement, all such proprietary materials at the Facilities or in possession of Cypress or Owner shall be returned to Manager.

                                   ARTICLE XIV
                                  Miscellaneous

         14.1 Right to Perform. In the event that either party fails to perform any duty or fulfill any obligation hereunder to the material detriment of the other, the other party, in addition to any rights or remedies available to it under law, shall have the right, but not the obligation, to perform any such duty or fulfillment of any such obligation, but in no way obligating the party beyond any termination period allowable hereunder.

         14.2 Binding Effect. This Agreement binds and benefits the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any right to claims Manager may have hereunder may be assigned or transferred by Manager except to a related entity without the prior written consent of Cypress. This Agreement and any rights thereunder may be assigned by Cypress and the Owners, without the prior written consent of Manager, in whole or in part; provided, however, such assignee must assume all obligations of Cypress accruing under this Agreement from and after the date of such assignment. Further, Cypress and the Owners shall have the unfettered right to sell a Facility, group of Facilities or all of the Facilities and to assign this Agreement, in whole or in part, to the purchaser(s) of same, without the prior written consent of (but with notice to) Manager.

         14.3 Changes in Ownership or Management of Manager. Prior to public notification, Manager shall advise Cypress of any change of twenty-five percent (25%) or more in the ownership of Manager including the identity of any new owners and changes in direct supervisory management or operation of Manager.

         14.4 No Waiver. The failure of either party to this Agreement to insist upon strict performance of any term or condition of this Agreement, or to exercise any option, right or remedy, herein contained, shall not be construed as a waiver or a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue to remain in full force and effect. No waiver by either party of any term or condition hereof shall be deemed to have been made unless expressed in writing signed by such party. No express waiver of any term, condition, covenant or provision hereof by either party shall constitute a waiver of any other term, condition, covenant or provision hereof or a waiver of any future performance under the same term, condition, covenant or provision.

         14.5 No Third Pay Beneficiaries. Except for Owner and any Mortgagee, no person, firm, corporation or entity not a party to this Agreement shall be entitled to rely upon or demand enforcement of any term, covenant, condition, agreement or understanding set forth and contained herein.

         14.6 Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be sent by either (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. Mail, (b) overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (c) facsimile transmission, in which case notice shall be deemed delivered upon transmission of such notice, or (d) personal delivery, in which case notice shall be deemed delivered upon delivery of such notice. Which notices, demands, consents, approvals and requests shall be addressed as follows:

              Cypress:            Cypress Senior Management Services Limited
                                  Partnership
                                  c/o Cypress Real Estate Advisors, Inc.
                                  1501 South Mopac Expressway, Suite 230
                                  Austin, Texas 78746
                                  Attn: Steve Clark
                                  Fax: 713/494-8519

              with a copy to:     Cypress Senior Management Services Limited
                                  Partnership
                                  c/o Bridgewood Property Company
                                  1800 St. James Place, Suite #207
                                  Houston, Texas 77056
                                  Attn: James D. Gray
                                  Fax: (713) 623-6772
              and with a copy to: Locke, Liddell & Sapp L.L.P.
                                  3400 JPMorgan Chase Tower
                                  600 Travis Street
                                  Houston, Texas  77002-3095
                                  Attn: Brett Hamilton
                                  Fax: (713) 223-3717

              Manager:            Brookdale Cypress Management, LLC
                                  c/o Brookdale Living Communities, Inc.
                                  330 North Wabash Avenue, Suite 1400
                                  Chicago, Illinois  60611
                                  Attn: Stephan Beck
                                  Fax: (866) 344-1564

              with a copy to:     Brookdale Living Communities, Inc.
                                  330 North Wabash Avenue, Suite 1400
                                  Chicago, Illinois 60611
                                  Attn: Deborah C. Paskin, Esq.
                                  Fax: (866) 309-2654

The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

         14.7 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable for any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14.8 Choice of Law: Venue. The parties agree that this Agreement shall be governed by and construed in accordance with the laws, including application decisional law and conflicts law, of the State of Texas. The courts and administrative agencies of the State of Texas shall be the exclusive venue for any litigation or proceeding between the parties that may be brought, or arise out of or in connection with, this Agreement.

         14.9 Entire Agreement and Amendment. With respect to the subject matter hereof, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties, and no party shall be entitled to benefits other than those specified therein. As between the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements not expressly incorporated herein, whether written or verbal, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by both parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

         14.10 Division and Headings. The divisions of this Agreement into Articles, Sections and Subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

         14.11 Covenant Not to Compete. Excluding the property known as Grand Court in Overland Park, Kansas, during the term of this Agreement neither Manager nor Manager's subsidiaries or affiliates (but not including its owners or investors or their respective non-Brookdale affiliates) (collectively, "Brookdale"), shall: (a) develop an independent living facility of similar quality within a ten (10) mile radius of any Facility; or (b) manage or acquire an independent living facility (or convert an existing property into an independent living facility) of similar quality within a three (3) mile radius of (the "Three Mile Radius") of any Facility.

         Provided, however, that the restriction set forth in (b) above shall not pertain to the following agreements to manage or acquisitions: (y) an agreement to manage or an acquisition of three (3) or more properties by Manager or Brookdale (or three (3) or more properties acquired in a succession of transactions taking place within a six (6) month span of time) where one or more of the subject properties are in a particular Three Mile Radius; or (z) a single independent living facility acquired by Manager or Brookdale if Cypress has consented to the agreement to manage or acquisition in writing prior to the consummation thereof.

         With respect to item (y) above, Manager shall provide written notice (the "Non-Compete Notice") to Cypress no less than thirty (30) days prior to the consummation of any such agreement to manage or any such acquisition Cypress shall have the option to terminate this Agreement with respect to the Facility or Facilities within the Three Mile Radius without penalty by providing Manager with a written notice of such termination (the "Termination Election") on or before ninety (90) days following the date of such Non-Compete Notice (the "Non-Compete Notice Period"). If, and only if, Manager has previously provided Cypress during the term of this Agreement with a Non-Compete Notice with respect to one or more Facilities and Manager provides a subsequent Non-Compete Notice to Cypress covering any Facility, then during the ensuing Non-Compete Notice Period, Cypress shall have the option to terminate the Agreement without penalty with respect to all remaining Facilities. If Cypress does not exercise either of the foregoing termination options during the applicable Non-Compete Notice Period, Cypress will be deemed to have waived such termination option, but only on a one-time basis and only with respect to the specific matters set forth in the applicable Non-Compete Notice.

         The parties agree that the damage suffered by Cypress as a result of a violation of this provision would be irreparable and Cypress shall be entitled to injunctive relief, damages and reasonable attorney's fees if required to see enforcement hereof if Cypress prevails.

         14.12 Non-Solicitation of Employees. For a period of one (1) year following the expiration of the term or other termination of this Agreement as to any Facility such that the employees of such Facility are no longer employed by Manager, Manager agrees that Manager will not, directly or indirectly, through an existing or to be existing corporation, unincorporated business or affiliated party or otherwise, solicit for employment any such employee.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above entered.

                                          CYPRESS:

                                          CYPRESS SENIOR MANAGEMENT SERVICES
                                          LIMITED PARTNERSHIP,
                                          a Delaware limited partnership

                                          By: Cypress Senior Management
                                              Services G.P.,
                                              Inc., a Delaware corporation,
                                              its general partner

                                              By: /s/ Stephen T. Clark
                                                 ---------------------------
                                                 Stephen T. Clark, President

                                          MANAGER:

                                          BROOKDALE MANAGEMENT CYPRESS, LLC,
                                          a Delaware limited liability company

                                          By:/s/ R. Stanley Young
                                             -----------------------------------
                                          Name R. Stanley Young
                                               ---------------------------------
                                          Title Vice President
                                                --------------------------------

         The undersigned, being the general partner of each of the Owners, by its duly authorized officer, as of the day and year first above entered, hereby executes this Agreement for the sole purpose of acknowledging and agreeing to the obligation of such owners contained in Section 3.2.

                                          Cypress Living Senior Partner, Inc.

                                          By: /s/ Stephen T. Clark
                                              -----------------------------
                                               Stephen T. Clark, President

                                    EXHIBIT A

                              OWNERS AND FACILITIES

Owner:                                      Facility:
-----                                       --------
Town Village Dallas, L.P.                   Town Village Dallas a/k/a Town Village North
Town Village Arlington, L.P.                Town Village Arlington
Town Village Ft. Worth L.P.                 Town Village Fort Forth a/k/a Town Village Ridgmar
Town Village Leawood, L.L.C.                Town Village Leawood
Town Village Tulsa, L.L.C.                  Town Village Tulsa
Town Village Vestavia Hills, L.L.C.         Town Village Vestavia Hills a/k/a Town Village Birmingham
Town Village Memphis, L.L.C.                Town Village Memphis a/k/a Town Village Audubon Park
Town Village Sterling Heights, L.L.C.       Town Village Sterling Heights a/k/a Town Village Detroit

                                    EXHIBIT B

                  FACILITY VALUES FOR INCENTIVE FEE CALCULATION

Facility:                           1% Floor:               1% Cap:
--------                            ----------------        ----------------
Town Village Dallas                 $  42,300.000.00        $  47,000,000.00
Town Village Arlington              $  25,000,000.00        $  27,750,000.00
Town Village Ft. Worth              $  25,000,000.00        $  27,750,000.00
Town Village Leawood                $  27,000,000.00        $  30,300,000.00
Town Village Tulsa                  $  24,000,000.00        $  26,750,000.00
Town Village Vestavia Hills         $  28,000,000.00        $  31,000,000.00
Town Village Memphis                $  24,000,000.00        $  26,750,000.00
Town Village Sterling Heights       $  29,700,000.00        $  32,700,000.00
============================================================================

TOTALS:                             $ 225,000,000.00        $ 250,000,000.00

                                    EXHIBIT C

                             BUDGETED ANNUALIZED NOI

                                   [Attached]